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ITEM 6

EXHIBIT 11.1    STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                         VIRUS RESEARCH INSTITUTE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
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                                 COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
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                                                                    THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                         JUNE 30,                              JUNE 30,
                                                               1997                   1996              1997             1996
                                                           ---------------------------------------------------------------------


Net income (loss)                                          $(1,444,761)            $  819,411       $(3,285,576)      $ (547,498)

  Shares used in computing net loss per common share:
     Weighted average common stock
        outstanding during the period                       8,892,995               1,187,553         8,877,493          938,800
     Conversion of redeemable
        convertible preferred stock (1)                             0               5,576,644                 0        5,512,687
    Common stock equivalents (2)                                  N/A                 100,778               N/A              N/A


                                                           ---------------------------------------------------------------------
Weighted average common shares outstanding                  8,892,995               6,864,975         8,877,493        6,451,487


Net income (loss) per common share                             ($0.16)                  $0.12            ($0.37)          ($0.08)
                                                           =====================================================================
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(1)   Effective with the closing of the Company's initial public offering of common stock, redeemable convertible preferred stock converted into shares of common stock. Accordingly, the equivalent number of weighted average common shares that would have been outstanding during the three and six months ended June 30, 1996 have been included as outstanding.

(2) No common stock equivalents have been included in the three and six months ended June 30, 1997 and the six months ended June 30, 1996 as their effect would be antidilutive.